EXHIBIT (99)
FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
SUMMARIZED FINANCIAL INFORMATION

In connection with the merger of Dominion Bankshares Corporation into First Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8 % Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the period indicated.

CONSOLIDATED STATEMENT OF INCOME DATA


                                                                            Three
                                                                            Months
                                                                            Ended
                                                                          March 31,
(In thousands)                                                               1994

Net interest income                                                        $119,659
Income before income taxes                                                   34,517
Net income                                                                 $ 22,316


CONSOLIDATED BALANCE SHEET DATA

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                                                                           March 31,
(In thousands)                                                               1994
Asset                                                                    $13,194,259
Securities available for sale                                              2,748,875
Investment securities                                                         76,702
Loans, net of unearned income                                              7,091,396
Stockholder's equity                                                      $1,210,099
